Exhibit 99.1

NEWS RELEASE
Contact:	Donald P. Hileman President and CEO (419)782-5104 dhileman@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. APPOINTS VINCE LIUZZI PRESIDENT OF FIRST FEDERAL BANK OF THE MIDWEST

DEFIANCE, OHIO (March 4, 2019) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today the hiring of Vince Liuzzi, an industry veteran with more than 20 years of leadership experience in banking, as President of its subsidiary First Federal Bank of the Midwest.

As President, Liuzzi will be responsible for providing strategic leadership for the company by working with management to establish and direct the execution of long-term goals, strategies, plans and policies. He will also develop processes and programs to further optimize company performance while maintaining exceptional service for clients, communities and employees.

“As we focus our leadership to strengthen our ability to execute strategic initiatives, I couldn’t be more pleased with the appointment of Vince as the next President of First Federal Bank,” said Donald P. Hileman, President and Chief Executive Officer of First Defiance. “His professional experience and commitment to his community align well with our strategy and culture. His skills will support our mission to be a high-performing, community-focused financial institution.”

Liuzzi’s robust background includes overseeing retail banking, consumer and residential mortgage lending, small business banking, operations and technology divisions, as well as leading sales and marketing. In addition, Liuzzi has been very active in his community most recently serving on the board of directors for the Salvation Army of Greater Philadelphia; Catholic Social Services - Archdiocese of Philadelphia; County Economic Development Council, and Southern Chester County economic development steering committee.

“It is inspiring to join a financial institution that has a long history of strong financial performance and a forward-thinking approach to serving their clients and communities,” stated Liuzzi. “I look forward to using my experience and passion for community banking to keep the bank’s vision for the future moving forward.”

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First Defiance Financial Corp.

First Defiance Financial Corp. (NASDAQ: FDEF), headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal Bank operates 44 full-service branches in northwest and central Ohio, southeast Michigan and northeast Indiana and a loan production office in Ann Arbor, Michigan. First Insurance Group is a full-service insurance agency with nine offices throughout northwest Ohio.

For more information, visit the company’s website at www.fdef.com.